Exhibit 10.5

HILB ROGAL & HOBBS COMPANY

Executive Voluntary Deferral Plan

Effective January 1, 2000

Amended and Restated

Effective January 1, 2005

(Board approved February 13, 2007)

i

ARTICLE 3	DEFERRAL ELECTIONS	5

3.1	Commencement of Active Participation	5
3.2	Deferral Elections	5
3.3	Corporation Contribution Amount	5

ARTICLE 4	ACCOUNTS AND INVESTMENTS	6

4.1	Accounts	6
4.2	Investment Elections	6
4.3	Crediting/Debiting of Accounts	7
4.4	No Actual Investment	8
4.5	Equitable Adjustment in Case of Error or Ommission	9

ARTICLE 5	VESTING	9

ARTICLE 6	DISTRIBUTIONS	9

6.1	Short-Term Payout	9
6.2	Retirement Benefit	10
6.3	Payment in Event Participant Becomes Totally and Permanently Disabled	11
6.4	Pre-Retirement Survivor Benefit	11
6.5	Payment in Event of Participant’s Termination of Employment	12
6.6	Deferred Stock Units Paid in Shares of the Corporation’s Stock	12
6.7	Pre-2005 Account Accelerated Payment with Reduced Benefit Election	12
6.8	Hardship Distributions	13
6.9	Benefit Determination and Payment Procedure	13
6.10	Payments to Minors and Incompetents	13
6.11	Distribution of Benefit When Distributee Cannot Be Located	14
6.12	Benefit Payment Elections Made Prior to December 31, 2002	14

ARTICLE 7	BENEFICIARY DESIGNATION	14

ARTICLE 8	FUNDING	15

ARTICLE 9	CHANGE OF CONTROL	16

9.1	Change of Control	16
9.2	Effect of Change of Control	17

ARTICLE 10	PLAN ADMINISTRATOR	18

10.1	Appointment of Plan Administrator	18
10.2	Duties and Responsibilities of Plan Administrator	18
10.3	Claims Procedures	19

ARTICLE 11	AMENDMENT OR TERMINATION OF PLAN	19

11.1	Amendment or Termination of the Plan	19
11.2	Nullification of Plan Provisions that Result in Early Taxation of Benefits	20

ARTICLE 12	MISCELLANEOUS	20

12.1	Status of Plan	20

ii

12.2	Binding Effect	21
12.3	Delegation of Authority	21
12.4	Effect on Other Benefits	21
12.5	Gender and Number	21
12.6	Governing Law	21
12.7	Non-assignability	21
12.8	Notices and Elections	22
12.9	Service of Process	22
12.10	Severability	22
12.11	Successors, Acquisitions, Mergers, Consolidations	22
12.12	Tax Withholding	22
12.13	Titles and Captions	22

iii

INTRODUCTION

Hilb Rogal & Hobbs Company (the “Corporation”) initially adopted the Hilb, Rogal and Hobbs Company Executive Voluntary Deferral Plan (the “Plan”) (formerly known as the Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan) effective as of January 1, 2000 to provide certain key executives an opportunity to defer, on a pre-tax basis a portion of their compensation, as well as an opportunity for such key executives to align their interests with the Corporation by being tied to the performance of the Corporation’s common stock.

Effective January 1, 2005, the Plan is amended and restated to conform the Plan to the requirements of section 409A of the Internal Revenue Code. The amendments apply solely to amounts accrued on and after January 1, 2005, plus any amounts accrued prior to January 1, 2005, that are not earned and vested as of December 31, 2004. Amounts accrued prior to January 1, 2005, that are earned and vested as of December 31, 2004, shall remain subject to the terms of the Plan as in effect on December 31, 2004.

ARTICLE 1

DEFINITIONS

The following words and terms as used in this Plan shall have the meaning set forth below, unless a different meaning is clearly required by the context:

1.1 Account: A bookkeeping account established for a Participant under Article 4 hereof. Effective January 1, 2005, the Corporation shall maintain a Pre-2005 Account and Post-2004 Account for each Participant. A Participant’s Pre-2005 Account shall document the amounts deferred under the Plan by the Participant and any other amounts credited hereunder which are earned and vested prior to January 1, 2005, plus earnings thereon. A Participant’s Post-2004 Account shall document the amounts deferred under the Plan by the Participant and any other amounts credited hereunder on and after January 1, 2005, plus earnings thereon. Where applicable, a Participant’s Pre-2005 Account and Post-2004 Account may be referred to collectively as the Participant’s “Account.”

1.2 Affiliate: Any subsidiary, parent, affiliate, or other business entity related to the Corporation.

1.3 Beneficiary: The person or persons designated by a Participant or otherwise entitled pursuant to Article 7 to receive benefits under the Plan attributable to such Participant after the death of such Participant.

1.4 Beneficiary Designation Form: The form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5 Board: The present and any succeeding Board of Directors of the Corporation.

1.6 Closing Price: The closing price of a share of common stock of the Corporation as reported on the New York Stock Exchange composite tape on such day or, if the common stock of the Corporation was not traded on the New York Stock Exchange on such day, then on the next preceding day that the common stock of the Corporation was traded on such exchange, all as reported by such source as the Plan Administrator may select.

1.7 Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.

1.8 Compensation Committee: The Compensation Committee of the Board.

1.9 Corporation: Hilb Rogal & Hobbs Company or any successor thereto.

1.10 Deferral Benefit: The balance in a Participant’s Account.

1.11 Deferral Contribution: The portion of a Participant’s Salary and Incentive Payments that a Participant defers under the Plan.

1.12 Deferral Contribution Date: The date set by the Administrator on which a Deferral Contribution is credited to a Participant’s Account in accordance with Article 4.

1.13 Deferred Cash Account: The portion of a Participant’s Account that is treated as invested in a fixed return cash account as set forth in Section 4.3(c).

1.14 Deferred Stock Unit: A hypothetical share of the Corporation’s common stock. Deferred Stock Units shall be one of the Measurement Funds.

1.15 Election Form: A form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to make an election under the Plan.

1.16 Effective Date: The initial Effective Date of the Plan is January 1, 2000. The Effective Date of the amended and restated Plan is January 1, 2005.

1.17 Eligible Executive: An executive who has the rank of President or higher of a subsidiary of the Corporation, a member of the executive group of the Corporation and other highly compensated individuals determined by the Compensation Committee in its sole discretion.

1.18 Employer: The Corporation and any Affiliate.

1.19 Incentive Payments: Payments paid to a Participant by an Employer, other than Salary, relating to services performed during any Plan Year whether or not paid during the Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year. Incentive Payments shall include bonuses and commissions.

1.20 Measurement Fund or Funds: One or more funds selected by the Plan Administrator pursuant to Section 4.2(c).

1.21 Participant: An Eligible Executive who elects to participate in the Plan.

1.22 Plan: This document, as contained herein or duly amended, which shall be known as the “Hilb Rogal & Hobbs Company Executive Voluntary Deferral Plan.”

1.23 Plan Administrator: The Corporation, unless the Compensation Committee has appointed one or more other persons to act as the Plan Administrator as set forth in Section 10.1.

1.24 Plan Agreement: A written agreement between the Employer and Participant setting forth the entire benefit to which such Participant is entitled under the Plan. Should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for each Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant and, with respect to a Participant’s Post-2004 Account, must comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder.

1.25 Plan Year: The calendar year during which a Participant’s Salary, Bonus and Commissions are earned.

1.26 Pre-Retirement Survivor Benefit: The benefit set forth in Section 6.4.

1.27 Rate of Return: The fixed rate of return for allocations made by a Participant to a Deferred Cash Account. Such rate of return shall be seven percent (7%) until, if ever, increased by the Compensation Committee in its sole discretion.

1.28 Retirement: A Participant’s termination of employment with the Employer at or after age 55.

1.29 Retirement Account: The portion of a Participant’s Account for which the Participant has not elected a Short-Term Payout.

1.30 Retirement Benefit: The benefit set forth in Section 6.2.

1.31 Salary: Compensation paid to a Participant for services rendered to the Employer, excluding that amount which is designated as a Bonus or Commission by the Plan Administrator.

1.32 Short-Term Deferral Account: The portion of a Participant’s Account for which the Participant has elected a Short-Term Payout. A separate Short-Term Deferral Account shall be maintained for each Plan Year with respect to which a Short-Term Payout has been elected.

1.33 Short-Term Payout: The payout set forth in Section 6.1.

1.34 Total and Permanent Disability: With respect to a Participant’s Pre-2005 Account, Total and Permanent Disability has the same meaning given such term in the Corporation’s Long Term Disability Plan. With respect to a Participant’s Post-2004 Account, Total and Permanent Disability means the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving benefits under the Corporation’s Long Term Disability Plan for a period of not less than three (3) months.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility

Each Eligible Executive shall be eligible to participate in the Plan and to defer Salary and Incentive Payments for such Plan Year as provided in this Plan. Any questions as to whether an executive is eligible shall be determined by the Plan Administrator, in its sole discretion, in accordance with Corporation policy, if any, on such matters.

2.2 Participation

(a) In order to become a Participant and to make Deferral Contributions, an Eligible Executive must enter into a Plan Agreement and complete an Election Form and a Beneficiary Designation Form, in accordance with the procedures described in Section 3.2. In addition, the Compensation Committee may establish such other enrollment requirements as it determines in its sole discretion are necessary.

(b) By executing and filing a Plan Agreement with the Plan Administrator, an Eligible Executive consents and agrees to the following:

(i) To execute such applications and take such physical examinations and to supply truthfully and completely such information as may be requested by any health questionnaire provided by the Plan Administrator; and

(ii) To be bound by all terms and conditions of the Plan and all amendments thereto.

2.3 Length of Participation

An individual who is or becomes a Participant shall be or remain a Participant as long as he or she has a Plan Agreement in effect or he or she is entitled to future benefits under the terms of the Plan.

ARTICLE 3

DEFERRAL ELECTIONS

3.1 Commencement of Active Participation

An Eligible Executive shall become a Participant with respect to a Plan Year only if he or she is expected to have Salary and/or Incentive Payments during such Plan Year, and he or she timely files an Election Form for such Plan Year, along with such other elections as the Plan Administrator deems necessary or advisable under the Plan.

3.2 Deferral Elections

(a) Amount of Deferral Contributions. The maximum Deferral Contribution with respect to any Participant for a Plan Year shall be seventy-five percent (75%) of his or her Salary and one hundred percent (100%) of his or her Incentive Payments for such Plan Year, and such election shall be expressed by the Participant’s indication of (i) a specified dollar amount or (ii) a stated percentage (for Incentive Payments only). The minimum amount that a Participant may elect to defer for any Plan Year is $5,000, which may be composed of deferrals of Salary and/or Incentive Payments.

(b) Deferral Elections. A separate Election Form must be filed for each Plan Year. Except as provided in subsection (c) below, a Participant may make an election to defer Salary and Incentive Payments for a Plan Year only if the deferral election is made not later than December 31 of the prior Plan Year. Such election may be changed or revoked for a Plan Year at any time prior to December 31 of the prior calendar year. If an Election Form is revoked as set forth on the preceding sentence, a new Election Form may not be executed until the next Plan Year.

(c) First Year of Eligibility. In the case of the first Plan Year in which an Eligible Executive becomes eligible to participate in the Plan, the Eligible Executive must make an initial deferral election within thirty (30) days after the date he or she becomes eligible to participate in the Plan. Such election shall be valid only with respect to Salary and Incentive Payments paid for services rendered after date of the initial deferral election and, in the case of Incentive Payments, may relate only to the portion of the Incentive Payments equal to (x) the total amount of the Eligible Executive’s Incentive Payments, multiplied by (y) the ratio of the number of days remaining in the service period for which the Incentive Payments are paid after the election, over the total number of days in such service period.

3.3 Corporation Contribution Amount

For each Plan Year, the Corporation, in its sole discretion, may, but is not required to credit to each Participant’s Account, the amount, if any, of the additional matching contribution that would have been made by the Corporation to the HRH Retirement Savings Plan on the Participant’s behalf, if the Participant had not made a Deferral Contribution under the Plan. Such contribution shall be made at the time the matching contribution would have been made to the HRH Retirement Savings Plan and shall be credited to the Participant’s Retirement Account. Any amount credited pursuant to this Plan section, plus earnings and losses thereon, shall be paid in accordance with the Participant’s Election Form in effect for such Plan Year, or if no such Election Form is in effect, shall be paid in a lump sum distribution.

ARTICLE 4

ACCOUNTS AND INVESTMENTS

4.1 Accounts

A separate Pre-2005 Account and Post-2004 Account under the Plan shall be established for each Participant. Such Account shall be (a) credited with the amounts deferred by the Participant in accordance with Section 3.2, (b) credited with amounts, if any, contributed to the Participant’s Account by the Corporation in accordance with Section 3.3, (c) credited (or charged, as the case may be) with the investment results determined in accordance with Section 4.3, and (d) charged with the amounts paid by the Plan to or on behalf of the Participant in accordance with Article 6. Each Participant’s Account shall be divided into one or more Short-Term Deferral Accounts and a Retirement Account.

4.2 Investment Elections

(a) Each Participant, in connection with his or her initial Election Form, shall elect the types of Measurement Funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. In making the election pursuant to this Section 4.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the Measurement Funds designated by the Plan Administrator pursuant to Section 4.2(c). The Participant may elect different Measurement Fund allocations for each of his or her Short-Term Deferral Accounts and his or her Retirement Account. Future Deferral Contributions shall be allocated among the Measurement Funds according to the allocation election in place for Deferral Contributions to the Short-Term Deferral Account or Retirement Account to which such Deferral Contribution is credited at the time such Deferral Contribution is credited. If a Participant fails to elect a Measurement Fund under this Section 4.2(a), he or she shall be deemed to have elected the money market type of Measurement Fund.

(b) Except as set forth in the last sentence of this Section 4.2(b) with respect to Deferred Stock Units, a Participant may change the designation made under Section 4.2(a) or change the portion of his or her Account balance allocated to each previously or newly elected Measurement Fund by filing a new investment allocation election on a form provided by the Plan Administrator or by following such other procedures as may be established by the Plan Administrator in its sole discretion. If such a change is made, it shall become effective no later than three (3) business days after the date it is received by the Plan Administrator and shall continue thereafter unless changed by the Participant in accordance with the previous sentence. Deferral Contributions deemed invested in Deferred Stock Units must remain allocated to Deferred Stock Units until distributed.

(c) The Plan Administrator shall select from time to time commercially available investments to be the Measurement Funds. The Plan Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund; provided, however, that the Plan Administrator may not discontinue Deferred Stock Units as a Measurement Fund. Each such change in Measurement Funds shall take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Plan Administrator gives Participants advance notice of such change.

4.3 Crediting/Debiting of Accounts

Subject to the rules and procedures that are established from time to time by the Plan Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

(a) The performance of each elected Measurement Fund (either positive or negative) will be determined by the Plan Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Plan Administrator in its sole discretion, as though (i) a Participant’s Account was invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant; (ii) Participant’s Deferral Contribution was actually invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, no later than the close of business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s Salary or Incentive Payments through reductions in his or her payroll, at the closing price of the Measurement Fund(s) on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account ceased being invested in the Measurement Fund(s), no earlier than three (3) business days prior to the distribution, at the closing price of the Measurement Fund(s) on such date.

(b) Except as provided below, Deferred Stock Units shall be treated as investments that are equivalent in value to the fair market value of the shares of the Corporation’s common stock in accordance with the following rules:

(i) The number of Deferred Stock Units credited to a Participant’s Account shall be increased on each date on which a dividend is paid on the Corporation’s common stock. The number of additional Deferred Stock Units credited to a Participant’s Account as a result of such increase shall be determined by (A) multiplying the total number of Deferred Stock Units (with fractional Deferred Stock Units rounded off to the nearest thousandth) credited to the Participant’s Account immediately before such increase by the amount of the dividend paid per share of the Corporation’s common stock on the dividend payment date, and (B) dividing the product so determined by the Closing Price on the dividend payment date.

(ii) The dollar value of the Deferred Stock Units credited to a Participant’s Account on any date shall be determined by multiplying the number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Participant’s Account by the Closing Price on that date.

(iii) In the event of a transaction or event described in this paragraph (iii), the number of Deferred Stock Units credited to a Participant’s Account shall be adjusted in such manner as the Board, in its sole discretion, deems equitable. A transaction or event is described in this paragraph (iii) if (1) it is a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event and (2) the Board determines that such transaction or event affects the shares of the Corporation’s common stock, such that an adjustment pursuant to this paragraph (iii) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(iv) Amounts may be transferred from other Measurement Funds or the Participant’s Deferral Cash Account to Deferred Stock Units at any time; however, once designated as deemed invested in Deferred Stock Units, such amounts must remain in Deferred Stock Units until distributed.

(c) Participants who had a Deferred Cash Account under the Plan on November 25, 2002, or who elect or elected a Deferred Cash Account as the investment option for a deferral election made prior to December 31, 2002, for the Plan Years ending December 31, 2002 or December 31, 2003, will be permitted to continue their Deferred Cash Account, which shall be maintained in accordance with the following rules:

(i) There shall be credited to each Participant’s Deferred Cash Account an amount representing interest on the balance of such account. Interest shall be credited as earned. Such interest shall be based on the applicable Rate of Return for each Plan Year.

(ii) The balance in a Participant’s Deferred Cash Account may be transferred to any of the Measurement Funds under the Plan at any time after January 1, 2003. Once transferred, such amounts may not later be transferred back to a Deferred Cash Account.

4.4 No Actual Investment

Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for investment purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Measurement Fund. The Deferred Stock Units established hereunder shall be used solely to determine amounts to be paid hereunder, shall not represent an equity security of the Corporation, and shall not carry any voting or dividend rights. In the event that the Corporation or the trustee (as that term is defined in any trust established pursuant to Section 8.1), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Corporation or the Trust; the Participant shall at all times remain an unsecured creditor of the Corporation.

4.5 Equitable Adjustment in Case of Error or Omission

If an error or omission is discovered in a Participant’s Account, the Plan Administrator shall make such equitable adjustments as the Plan Administrator deems appropriate, in its sole discretion.

ARTICLE 5

VESTING

A Participant’s Account shall be fully vested and non-forfeitable at all times.

ARTICLE 6

DISTRIBUTIONS

6.1 Short-Term Payout

(a) In connection with each deferral election, a Participant may irrevocably elect on an Election Form to receive a Short-Term Payout from the Plan with respect to such Deferral Contribution. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the Deferral Contribution, plus amounts credited or debited in the manner provided in Section 4.3 above on that amount, determined at the time that the Short-Term Payout becomes payable. Subject to other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out sixty (60) days (or, for a Participant’s Post-2004 Account, during a period beginning one (1) day and ending sixty (60) days) after the last day of any Plan Year designated by the Participant that is at least three (3) Plan Years after the Plan Year in which the Deferral Contribution is actually deferred, as specifically elected by Participant. By way of example, if a three year Short-Term Payout is elected for Deferral Contributions that are deferred in the Plan Year commencing January 1, 2003, the three year Short-Term Payout would become payable during a sixty (60) day period commencing January 1, 2007. Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary, a Participant who is an active employee may, with respect to each Short-Term Payout, in a form determined by the Plan Administrator, make no more than two (2) additional elections (a “Second Election”)

to postpone payment of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally elected. Any such Second Election made with respect to a Participant’s Pre-2005 Account will be null and void unless accepted by the Plan Administrator no later than one (1) year prior to the first day of the Plan Year originally elected by the Participant for payment of such Short-Term Payout and the Participant elects a Plan Year for payment that is at least three (3) Plan Years after the Plan Year originally elected. Any such election made with respect to a Participant’s Post-2004 Account will be null and void unless (i) such election is accepted by the Plan Administrator no later than one (1) year prior to the first day of the Plan Year originally elected by the Participant for payment of such Short-Term Payout; (ii) such election will not take effect until at least twelve (12) months after the date such election is accepted by the Plan Administrator; and (iii) the Participant elects a Plan Year for payment that is at least five (5) Plan Years after the Plan Year originally elected.

(b) Should an event occur that triggers a payment under Sections 6.2, 6.3, 6.4, or 6.5, any Deferral Contribution, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 6.1(a) shall not be paid in accordance with Section 6.1(a) but shall be paid in accordance with the other applicable Section.

6.2 Retirement Benefit

(a) A Participant who Retires shall receive, as a Retirement Benefit, the value of his or her Account paid in accordance with subsections (b) or (c) below, as applicable, and subject to subsection (d) below.

(b) This subsection (b) governs the payment of a Participant’s Retirement Benefit from his or her Pre-2005 Account. A Participant, in connection with his or her initial deferral election for each Plan Year prior to 2005, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in annual installments of five (5), ten (10) or fifteen (15) years; provided, however, that to qualify for annual installment payments, a Participant must have a minimum balance in his or her Account of at least $50,000 at the time the installment payments begin. The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Plan Administrator, provided that any such new Election Form is submitted and is accepted by the Plan Administrator, in its sole discretion, at least one (1) year prior to the Participant’s Retirement. The Election Form most recently accepted by the Plan Administrator shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the last day of the Plan Year in which the Participant retires. If installment payments are elected, the amount of each annual installment shall be equal to the balance remaining to be distributed divided by the number of remaining installments.

(c) This subsection (c) governs the payment of a Participant’s Retirement Benefit from his or her Post-2004 Account. A Participant, in connection with his or her initial deferral election for the 2005 Plan Year and each Plan Year thereafter, shall elect on an Election Form to receive a Retirement Benefit in a lump sum or in annual installments of two (2) to fifteen

(15) years. The Participant may change his or her election to an allowable alternative payout by submitting a new Election Form to the Plan Administrator. Such election may not take effect until at least twelve (12) months after the date on which the election is made, and the payment with respect to which such election is made must be deferred for a period not less than five (5) years from the date the payment would otherwise be made or commence. The Election Form most recently accepted by the Plan Administrator shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum shall be made, or installments payments shall commence, on the earlier of the January 1 or July 1 next following the six (6) -month anniversary of the Participant’s Retirement.

(d) If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

6.3 Payment in Event Participant Becomes Totally and Permanently Disabled

In the event a Participant terminates employment as a result of Total and Permanent Disability, the Participant shall, for purposes of this Plan only, be treated as having Retired and such Participant’s Deferral Benefit, shall be distributed as provided in Section 6.2 provided, however, that (i) solely with respect to a Participant’s Pre-2005 Account, such Deferred Benefit may be paid in a manner as otherwise approved by the Plan Administrator and (ii) solely with respect to a Participant’s Post-2004 Account, payment shall be made or commence on the earlier of the January 1 or July 1 next following Participant’s termination of employment as a result of Total and Permanent Disability.

6.4 Pre-Retirement Survivor Benefit

(a) If the Participant dies before he or she experiences a termination of employment, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Deferred Benefit.

(b) A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether the Pre-Retirement Survivor Benefit shall be received by his or her Beneficiary in a lump sum or in annual installments of two (2) to fifteen (15) years. The Participant may change this election to an allowable alternative payout period by submitting a new Election Form to the Plan Administrator, which form must be accepted by the Plan Administrator in its sole discretion. The Election Form most recently accepted by the Plan Administrator prior to the Participant’s death shall govern the payout of the Participant’s Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum. Despite the foregoing, if the Participant’s Account Balance at the time of his or her death is less than $50,000, payment of the Pre-Retirement Survivor Benefit from the Participant’s Pre-2005 Account may be made, in the sole discretion of the Plan Administrator, in a lump sum. The lump sum payment shall be made, or installment payments shall commence, ninety (90) days (or, in the case of the Participant’s Pre-2005 Account, no later than ninety (90) days) after the day the Plan Administrator is provided with proof that is satisfactory to the Plan Administrator of the Participant’s death. Subsequent installment payments shall be made on the sixtieth (60th) day (or, in the case of the Participant’s Pre-2005 Account, within the first sixty (60) days) of each Plan Year.

6.5 Payment in Event of Participant’s Termination of Employment

Upon termination of employment for reasons other than Retirement, Total and Permanent Disability or death, the Plan Administrator shall pay the terminated Participant his or her Deferral Benefit in a lump sum distribution. Such payment shall be made, in the case of the Participant’s Pre-2005 Account, within sixty (60) days following the January 1 following his or her date of termination, and, in the case of Participant’s Post-2004 Account, on the earlier of the January 1 or July 1 next following the six (6) -month anniversary of the Participant’s date of termination.

6.6 Deferred Stock Units Paid in Shares of the Corporation’s Stock

Notwithstanding any other provision of this Plan, a Participant’s Deferred Stock Units shall be paid in shares of the Corporation’s common stock with fractional shares paid in cash. Any remaining balance in the Participant’s Account shall be paid in cash.

6.7 Pre-2005 Account Accelerated Payment with Reduced Benefit Election

(a) Notwithstanding the irrevocable benefit distribution elections made by a Participant, a Participant may, under the specific restrictions and forfeiture rules of this Section 6.7, elect to withdraw all or part of his or her Pre-2005 Account prior to the elected distribution date (an “Accelerated Payment Election”). Under the Accelerated Payment Election, the Participant may accelerate the distribution of all or part of his or her Pre-2005 Account, subject to a mandatory forfeiture of ten percent (10%) of the amount for which the Accelerated Payment Election is made.

(b) The Accelerated Payment election may be stated as a specified dollar amount or as a percentage of the Participant’s Pre-2005 Account. However, such dollar amount or percentage must equal at least $10,000. Each Participant may file only one (1) Accelerated Payment Election. If an Accelerated Payment election is made, the Participant may not participate in the Plan for the remainder of the current Plan Year and the immediately following Plan Year.

(c) Any distribution made under an Accelerated Payment Election shall be made on the first of the month following the month during which such election is made based upon the value of the Participant’s Pre-2005 Account on such date.

(d) Except as provided in Treasury Regulations, no acceleration in the time or schedule of any payment or amount scheduled to be paid from the Participant’s Post-2004 Account is permitted.

6.8 Hardship Distributions

(a) A distribution of a portion of the Participant’s Deferral Benefit because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need. Whether an Unforeseeable Emergency has occurred will be determined by the Plan Administrator, in its sole and exclusive discretion. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Plan Administrator upon written request by a Participant.

(b) An “Unforeseeable Emergency” is defined as a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any event, any distribution under this Section 6.8 shall not exceed the remaining amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan. A Participant claiming hardship shall be required to submit to the Plan Administrator documentation of the hardship and proof that the loss is not covered by other means.

(c) If a Participant receives a hardship distribution, the Participant may not participate in the Plan for the remainder of the current Plan Year.

6.9 Benefit Determination and Payment Procedure

The Plan Administrator has the authority, in its sole discretion and judgment, to make all determinations concerning eligibility for benefits under the Plan, the time or terms of payment, and the form or manner of payment to the Participant or the Participant’s Beneficiary, in the event of the death or Disability of the Participant. The Plan Administrator shall promptly notify the Corporation of each such determination that benefit payments are due and provide to the Corporation all other information necessary to allow the Corporation to carry out said determination, whereupon the Corporation shall pay such benefits in accordance with the Plan Administrator’s determination.

6.10 Payments to Minors and Incompetents

If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is judged to be legally incapable of giving valid receipt and discharge for such benefits, or is deemed so by the Administrator, benefits will be paid to such person as the Plan Administrator may designate for the benefit of such Participant or Beneficiary. Such payments shall be considered a payment to such Participant or Beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.

6.11 Distribution of Benefit When Distributee Cannot Be Located

The Plan Administrator shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Corporation’s or the Plan Administrator’s records. If the Plan Administrator is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Corporation shall continue to hold the benefit due such person, subject to any applicable statute of escheats.

6.12 Benefit Payment Elections Made Prior to December 31, 2002

Any Participant who, prior to December 31, 2002, elects or elected a Benefit Commencement Date (as such term is defined in the Plan prior to amendment effective November 25, 2002) and/or form of payment (lump sum or installments) that is inconsistent with benefit payment elections available under Sections 6.1 and 6.2 above may retain such Benefit Commencement Date and/or form of payment or elect, on a form provided by the Plan Administrator, a Short-Term Payout or Retirement Benefit determined under Sections 6.1 or 6.2. If a Participant elects to conform his or her benefit payments to Sections 6.1 and 6.2, the Participant may not later make a benefit payment election that is inconsistent with Section 6.1 and 6.2. An election to conform benefit payments to Sections 6.1 and 6.2 shall not be treated as a Second Election under Section 6.1.

ARTICLE 7

BENEFICIARY DESIGNATION

A Participant may designate a Beneficiary and a contingent Beneficiary by completing and signing a Beneficiary Designation Form. Any Beneficiary designation made hereunder shall be effective only if properly signed and dated by the Participant and delivered to the Plan Administrator prior to the time of the Participant’s death. Any Beneficiary designation hereunder shall remain effective until changed or revoked hereunder.

A Beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new Beneficiary Designation Form with the Plan Administrator. The most recent Beneficiary Designation Form received by the Plan Administrator shall be the effective Beneficiary designation for all Plan Years and shall supercede all prior Beneficiary designations unless specifically designated otherwise.

If the Participant dies without having designated a Beneficiary or a contingent Beneficiary or if the Participant dies and the Beneficiary and contingent Beneficiary so named by the Participant have both predeceased the Participant, then the Participant’s estate shall be deemed to be his or her Beneficiary. In the event that the Participant dies and the Beneficiary so named by the Participant has predeceased the Participant, then the surviving contingent Beneficiary, if any, shall be the Beneficiary.

If a Beneficiary of the Participant shall survive the Participant but shall die before the Participant’s entire benefit under the Plan has been distributed, then the unpaid balance thereof shall be distributed to any other beneficiary named by the deceased Beneficiary to receive his or her interest or, if none, to the estate of the deceased Beneficiary.

ARTICLE 8

FUNDING

All Plan Participants and Beneficiaries are general unsecured creditors of the Corporation with respect to the benefits due hereunder and the Plan constitutes a mere promise by the Corporation to make benefit payments in the future. It is the intention of the Corporation that the Plan be considered unfunded for tax purposes.

The Corporation may, but is not required to, purchase life insurance in amounts sufficient to provide some or all of the benefits provided under this Plan or may otherwise segregate assets for such purpose.

The Corporation may, but is not required to, establish a grantor trust which may be used to hold assets of the Corporation which are maintained as reserves against the Corporation’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Corporation’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Corporation’s obligation hereunder, then such obligation of the Corporation shall be reduced to the extent such assets are utilized to meet its obligations hereunder. Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64.

ARTICLE 9

CHANGE OF CONTROL

9.1 Change of Control

A “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, for purposes of subsection (a) of this Section, a Change of Control shall not be deemed to have taken place if, as a result of an acquisition by the Corporation which reduces the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities, the beneficial ownership of a Person increases to 25% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities; provided, however, that if a Person shall become the beneficial owner of 25% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities by reason of share purchases by the Corporation and, after such share purchases by the Corporation, such Person becomes the beneficial owner of any additional shares of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Stock, for purposes of subsection (a) of this Section, a Change of Control shall be deemed to have taken place.

9.2 Effect of Change of Control

(a) Upon a Change of Control, the Corporation shall establish, if one has not been established, a grantor trust, as described in Section 8.1(c), and shall contribute to such trust, within seven (7) days of the Change of Control, and within thirty (30) days of the end of each Plan Year thereafter, a lump-sum payment equal to the difference between the aggregate value of all Participants’ Accounts and the value of the assets of the trust on the date of the Change of Control or end of the Plan Year.

(b) Notwithstanding any other provision in any other Article of this Plan to the contrary, in the event a Participant separates from service to the Corporation within three (3) years following a Change of Control, other than on account of the Participant’s death, Disability or Retirement, the balance in such Participant’s Pre-2005 Account as of the date of his or her separation from service shall be distributed to such Participant in a lump-sum no later than thirty (30) days after the date the Participant’s separation from service and, the balance in such Participant’s Post-2004 Account as of the six (6) – month anniversary of such Participant’s separation from service shall be distributed to such Participant in a lump-sum on the first day of the month following such six (6) -month anniversary.

(c) Upon a Change of Control, each Participant’s Deferred Stock Units shall be adjusted as provided in Section 4.3(b)(iii). The amount of such adjustment shall be determined by the Board (which, for this purpose, shall be comprised solely of employee members of the Board prior to the Change of Control) so as to reflect fairly and equitably appropriate circumstances as the Board deems appropriate, including, without limitation, the recent price of shares of the Corporation’s common stock. For purposes of adjustments under this Section 9.2(c), the value of a Participant’s Deferred Stock Units shall be adjusted to the greater of (1) the Closing Price on or nearest the date on which the Change of Control is deemed to occur, or (2) the highest per share price for shares of the Corporation’s common stock actually paid in connection with the Change of Control. In the event the consideration received in the Change of Control transaction by the holders of the Corporation’s common stock includes shares of stock of another corporation (an “Acquiring Corporation”), the adjustment under this Section 9.2(c) shall include converting each Deferred Stock Unit into units of stock of the Acquiring Corporation of the same class as the shares received by the holders of the Corporation’s common stock in the Change of Control transaction using the same exchange ratio as the exchange ratio used in the Change of Control transaction and such units shall be deemed to be equivalent in value to the fair market value of such shares of the Acquiring Corporation. Such units shall thereafter be deemed to be Deferred Stock Units within the meaning of this Plan and accounted for and adjusted accordingly. Any other adjustment made to Deferred Stock Units, including an adjustment relating to other consideration received in the Change of Control transaction by the holders of the Corporation’s common stock, shall be credited to the Participant’s Account and allocated among the Measurement Funds according to the Participant’s existing allocation election.

ARTICLE 10

PLAN ADMINISTRATOR

10.1 Appointment of Plan Administrator

The Corporation shall serve as the Plan Administrator unless the Compensation Committee has appointed one or more persons to serve as the Plan Administrator (the “Administrator”) for the purpose of administering the Plan. In the event more than one person is appointed, the persons shall form a committee for the purpose of functioning as the Plan Administrator. If the Compensation Committee has so appointed a Plan Administrator, the person or committeemen serving as Plan Administrator shall serve for indefinite terms at the pleasure of the Compensation Committee, and may, by thirty (30) days prior written notice to the Compensation Committee, terminate such appointment.

10.2 Duties and Responsibilities of Plan Administrator

(a) The Plan Administrator shall maintain and retain necessary records regarding its administration of the Plan.

(b) The Plan Administrator is empowered to settle claims against the Plan and to make such equitable adjustments in a Participant’s or Beneficiary’s rights or entitlements under the Plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the Plan as provided in Section 10.3.

(c) The Plan Administrator has the authority in its sole and exclusive judgment and discretion to construe the Plan, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be conclusive and binding on all Participants.

10.3 Claims Procedures

Any claim by a Participant or his or her Beneficiary (hereafter “Claimant”) for benefits shall be submitted in writing to the Plan Administrator. The Plan Administrator shall be responsible for deciding whether such claim is payable, or the claimed relief otherwise is allowable, under the provisions and rules of the Plan. The Plan Administrator otherwise shall be responsible for providing a full and fair review of the Plan Administrator’s decision with regard to any claim, if requested. The Plan Administrator shall provide such full and fair review in accordance with the requirements of ERISA, including without limitation the requirements of Section 503 thereof, as amended from time to time.

Each claimant or other interested person shall file with the Plan Administrator such pertinent information as it may specify, in such manner and form as it may specify and provide. Such person shall not have any rights or be entitled to any benefits, or further benefits, hereunder, as the case may be, unless and until the required information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply, at such times and in such manner as may be required, written proof that the benefit claimed is provided under the Plan. If it is determined that a Claimant is not entitled to the claimed benefit under the Plan, or, if the Claimant shall fail to furnish such proof as is requested, no benefits, or further benefits, hereunder, as the case may be, shall then be payable to such Claimant.

For all purposes under the Plan, the decisions with respect to a claim, and the decisions with respect to a claim review, when requested, shall be final, binding and conclusive on all Participants, Beneficiaries and other interested parties, as to all matters relating to the Plan and Plan benefit. Further, each claims determination under the Plan shall be made in the absolute and exclusive discretion and authority of the Plan Administrator, and no claim shall be paid unless the Plan Administrator determines in its discretion that a Claimant is entitled to such payment.

ARTICLE 11

AMENDMENT OR TERMINATION OF PLAN

11.1 Amendment or Termination of the Plan

(a) The Board, or its authorized delegate, may amend or terminate the Plan at any effective time as of any date specified. Any such action taken by the Board, or its authorized delegate, shall be evidenced by a resolution and shall be communicated to Participants and Beneficiaries prior to the effective date thereof. No amendment or termination shall decrease a Participant’s Deferral Benefit accrued prior to the effective date of the amendment or termination.

(b) Solely with respect to a Participant’s Pre-2005 Account, the Board, or its authorized delegate, reserves the right to unilaterally shorten the deferral period of any Participant hereunder in its sole discretion if, in its sole discretion, it determines that to do so will be fair and equitable to the Participant.

11.2 Nullification of Plan Provisions that Result in Early Taxation of Benefits

(a) This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder.

(b) Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c) below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.

(c) If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

ARTICLE 12

MISCELLANEOUS

12.1 Status of Plan

The Corporation intends that the Plan will constitute an unfunded “top hat” plan, maintained for the purpose of providing deferred compensation benefits to a select group of management or highly compensated employees of the Corporation or Affiliates, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Security Act of 1974 (“ERISA”), and the rules and regulations issued thereunder, as amended from time to time.

12.2 Binding Effect

The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant and his or her heirs, executors, administrators and legal representatives.

12.3 Delegation of Authority

Whenever the Corporation is permitted or required to perform any act, such act may be performed by its Chief Executive Officer or President or other person duly authorized by its Chief Executive Officer or President or its Board.

12.4 Effect on Other Benefits

Except as otherwise required by applicable law, the salary deferred by a Participant shall otherwise be included in the Participant’s annual compensation for purposes of calculating the Participant’s bonuses and awards, insurance and other employee benefits. However, in accordance with the terms of any plan qualified under Code section 401 maintained by the Sponsor, the amount of salary deferrals under the Plan shall not be included as calendar year compensation in calculating the Participant’s benefits or contributions by or on behalf of the Participant. Distributions made under the Plan shall be excluded from compensation in years paid for purposes of calculating a Participant’s bonuses and awards, insurance and other employee benefits.

12.5 Gender and Number

In the construction of the Plan, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

12.6 Governing Law

The Plan shall be construed, enforced and administered in accordance with the laws of the Commonwealth of Virginia.

12.7 Non-assignability

Each Participant’s rights under the Plan shall be non-transferable and non-assignable. No benefit that shall be payable to any person (including a Participant or Beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void. Further, no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized, except to such extent as may be required by law.

12.8 Notices and Elections

All notices required to be given in writing and all elections required to be made in writing under any provision of the Plan shall be invalid unless made on such forms as may be provided or approved by the Plan Administrator and, in the case of a notice or election by a Participant or Beneficiary, unless executed by the Participant or Beneficiary giving such notice or making such election. Notices and elections shall be deemed given or made when received by any member of the committee that serves as Administrator.

12.9 Service of Process

The Plan Administrator shall be the agent for service of process on the Plan.

12.10 Severability

If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

12.11 Successors, Acquisitions, Mergers, Consolidations

The terms and conditions of the Plan and each Deferral Agreement thereunder shall inure to the benefit of, and bind, the Corporation and the Participants, and their successors, assigns and personal representatives.

12.12 Tax Withholding

The Corporation shall withhold from any payment made by it under the Plan (or at any other required time) such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code of 1986, as amended, the Social Security Act, as amended, or any federal, state or local income or employment tax provision; or otherwise, for purposes or paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

12.13 Titles and Captions

Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.